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                                                                    EXHIBIT 5.1

                           [MCAFEE & TAFT LETTERHEAD]


                                 July 28, 1999




LORECOM Technologies, Inc.
4200 Perimeter Center, Suite 100
Oklahoma City, Oklahoma  73112


Ladies and Gentlemen:

         We have been requested to render our opinion as to certain matters regarding shares of common stock, par value one cent ($.01) per share (the "Shares") of LORECOM Technologies, Inc. (the "Company"), which are to be issued pursuant to a registration statement on Form SB-2 (File No. 333-76451) filed with the Securities and Exchange Commission on April 16, 1999 (the "Registration Statement"). We have examined the Company's minute books and other corporate records, the Registration Statement, Amendment No. 1 thereto filed on May 13, 1999, Amendment No. 2 thereto filed on June 25, 1999, and Amendment No. 3 thereto filed on July 28, 1999, the form of underwriting agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement"), and have made such other investigation as we deem necessary in order to render the opinions expressed herein. Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Oklahoma, with full power and authority to own its properties and to conduct its business as described in the preliminary prospectus contained in the Registration Statement.

2. The 1,600,000 shares of Common Stock proposed to be sold by the Company have been duly and validly authorized for issuance and, when issued to the underwriters against payment therefore in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to this firm appearing under the caption "Legal Matters" and elsewhere in the prospectus which is part of the Registration Statement.

                                       Very truly yours,

                                       McAfee & Taft A Professional Corporation